Ex. 99.1

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") is entered into this 3rd day of April, 2017 (but effective as of April 1, 2017), by and between THE EASTERN COMPANY, a Connecticut corporation, having its chief executive office at 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460 (hereinafter referred to as "Borrower"), and PEOPLE'S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, having a banking office at One Financial Plaza, 2nd Floor, Hartford, Connecticut 06103-2613 (hereinafter referred to as "Lender").

W I T N E S S E T H :

WHEREAS, Borrower and Lender are parties to a certain Loan Agreement dated as of January 29, 2010, as amended (the "Existing Loan Agreement"), pursuant to which Lender made available to Borrower certain commercial loans and other credit accommodations, including, without limitation, certain term loans totaling $10,000,000.00 and a certain revolving credit loan in an amount of up to $10,000,000.00 (collectively, the "Existing Loans"); and

WHEREAS, Borrower has requested that Lender enter into this Agreement to restructure the Existing Loans and make available to Borrower increased term loan financing to fund the Velvac Holdings, Inc. Acquisition (as defined below); and

WHEREAS, Borrower and Lender wish to enter into this Agreement to amend, restate and restructure the Existing Loans and to set forth the terms and conditions upon which Lender shall make the Credit Facilities (as defined below) available to Borrower;

NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         DEFINITIONS

As used herein the following terms shall have the following meanings:

"Additional Costs" shall have the meaning given such term in Paragraph 4(b)(iv) hereof;

"Affiliate" shall mean any Person (a) that, directly or indirectly, controls, is controlled by, or is under common control with, Borrower; or (b) that is a member, director, manager, or officer of Borrower or of any Person that, directly or indirectly, controls, is controlled by, or is under common control with, Borrower, together with, in each case, their respective relatives (whether by blood or marriage), heirs, executors, administrators, personal representatives, successors, and assigns; and (c) any trust of which any of the foregoing Persons is a settlor, trustee or beneficiary.  For the purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities (or membership interests), by contract, or otherwise;

"Amended and Restated Revolving Credit Loan" shall mean that certain revolving credit loan in an amount of up to $10,000,000.00 made available by Lender to Borrower pursuant to the provisions of Paragraph 3B hereof;

"Amended and Restated Revolving Credit Note" shall have the meaning given such term in subparagraph (1) of Paragraph 3B hereof;

"Assignment of Rents" shall mean and refer to those certain written assignments of leases and rentals executed by Borrower and one or more Consolidated Subsidiaries in favor of Lender in connection with the Mortgagee and covering the Real Property Collateral;

"Borrower's Account" shall have the meaning given such term in Paragraph 3B(2) hereof;

"Business Day" shall mean and refer to any day other than Saturday, Sunday or any other day on which commercial banks in Connecticut are authorized or required to close under the laws of the State of Connecticut, and whenever such day relates to a LIBOR Rate Loan, a day on which dealings in U.S. Dollar deposits are also carried out in the London interbank market;

"Change in Control" shall have the meaning given such term in Paragraph 8(b)(x) hereof;

"Collateral" shall have the meaning given to such term in the Security Agreement;

"Consolidated Subsidiaries" shall mean and  refer to the Subsidiaries of Borrower described on Exhibit A attached hereto and made a part hereof; and the term "Consolidated Subsidiary" shall refer to any one of them.  For the avoidance of doubt, (i) the term Consolidated Subsidiaries shall include Velvac Holdings and its subsidiaries upon the effectiveness of the Velvac Holdings Acquisition pursuant to the terms of the Velvac Holdings Stock Purchase Agreement, and (ii) the term Consolidated Subsidiaries shall exclude each of Ashtabula Industrial Hardware Co., an Ohio corporation, and Energy Harvesting Company, a Connecticut corporation, which corporations are inactive and in the process of being dissolved;

"Credit Facilities" shall mean collectively the 2017 Term Loan, the Amended and Restated Revolving Credit Loan and the Letters of Credit, as the same may hereafter be amended, modified, restated and/or amended and restated; and "Credit Facility" shall mean any one of the foregoing;

"Debt" shall mean at any time, without duplication, (i) all items (except items of capital stock, capital surplus and retained earnings) which, in accordance with GAAP, would be included in determining total consolidated liabilities of Borrower and the Consolidated

Subsidiaries as shown on the liability side of a consolidated balance sheet of Borrower and the Consolidated Subsidiaries as at the date on which Debt is to be determined; (ii) all Subordinated Debt; (iii) all obligations secured by any Lien to which any property or asset owned by Borrower and/or the Consolidated Subsidiaries is subject, whether or not the obligation secured thereby shall have been assumed by Borrower and/or the Consolidated Subsidiaries; (iv) the face amount of all outstanding letters of credit issued for the account of Borrower (including any Letters of Credit issued pursuant to the terms of Paragraph 3H of this Agreement) and/or the Consolidated Subsidiaries and, without duplication, all drafts drawn thereunder and not yet reimbursed; and (v) lease obligations of Borrower and/or the Consolidated Subsidiaries which, in accordance with GAAP, should be capitalized;

"Debt Service" shall mean for any period of determination, the sum of (i) Interest Expense, (ii) Principal Amortization, (iii) scheduled payments by Borrower and/or the Consolidated Subsidiaries on account of capitalized leases, and (iv) the so-called "Milestone Payments" made by Borrower to the former shareholders of Velvac Holdings as defined in the Velvac Holdings Stock Purchase Agreement;

"Debt Service Coverage Ratio" shall mean for any period of determination, the ratio of Operating Cash Flow to Debt Service;

“Domestic Guarantor” shall mean any present or future Guarantor organized in a jurisdiction located within the United States of America, including the following Guarantors:  Velvac Holdings, Inc., a corporation organized under the laws of the State of Delaware; Velvac, Incorporated, a corporation organized under the laws of the State of Delaware; Velvac International, Inc., a corporation organized under the laws of the State of Delaware; and Road-iQ, LLC, a limited liability company organized under the laws of the State of Delaware;

"EBITDA" shall mean for any period of determination, an amount equal to Borrower's and the Consolidated Subsidiaries' consolidated net earnings (or loss) for such period, plus the sum of (i) Interest Expense of Borrower and the Consolidated Subsidiaries, (ii) Federal, state and local income and franchise tax expense of Borrower and the Consolidated Subsidiaries, and (iii) depreciation and amortization of Borrower and the Consolidated Subsidiaries, each to the extent deducted in determining such consolidated net earnings (or loss);

"Environmental Laws" shall have the meaning given such term in the Security Agreement;

"Event of Default" shall mean the existence of a state of facts under the provisions of Paragraph 8 of this Agreement which constitute an Event of Default and which permits Lender to declare the 2017 Term Loan and the Amended and Restated Revolving Credit Loan due and payable in their entireties;

"Examiners" shall have the meaning given such term in Paragraph 5(e) hereof;

"Excess Cash Flow" shall mean for any fiscal year of Borrower, the sum (without duplication) of EBITDA for such fiscal year less the amount of tax payments actually made by

Borrower and the Consolidated Subsidiaries during such fiscal year, less the amount of internally-financed capital expenditures made by Borrower and the Consolidated Subsidiaries during such fiscal year, less the amount of dividends declared and actually paid by Borrower to its shareholders during such fiscal year;

"Existing Loan Agreement" shall have the meaning given such term in the preamble of this Agreement;

"Existing Loans" shall have the meaning given such term in the preamble of this Agreement;

"Fixed Rate Election" shall have the meaning given such term in Paragraph 3D hereof;

"Funded Debt" shall mean for any period of determination, the total amount of aggregate indebtedness for borrowed money owed as of such date of determination by Borrower and the Consolidated Subsidiaries to Lender (including any reimbursement obligations to Lender with respect to issued and outstanding Letters of Credit) or to any other Person (including obligations or account of capitalized leases);

"Indemnified Parties" shall have the meaning given such term in Paragraph 10(a) hereof;

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time;

"Guaranties" shall mean collectively the unconditional, unlimited continuing guaranties of payment and performance of the Obligations of even date herewith, executed by each of the Guarantors in favor of Lender; and the term "Guaranty" shall mean any one of the Guaranties;

"Guarantor Security Agreements" shall mean collectively those certain security agreements entered into by each Domestic Guarantor with Lender on the date hereof, pursuant to which such Domestic Guarantor shall grant to Lender a continuing first priority Lien on all of such Domestic Guarantor's present and future tangible and intangible personal property assets to secure its Guaranty in favor of Lender; and the term "Guarantor Security Agreement" shall mean any one of them;

"Guarantors" shall mean collectively each of the Consolidated Subsidiaries listed on Exhibit A hereto, and any future Consolidated Subsidiary; and the term "Guarantor" shall mean any one of them;

"Hazardous Materials" shall have the meaning given such term in the Security Agreement;

"Interest Expense" shall mean for any period of determination, all amounts accrued by Borrower and the Consolidated Subsidiaries, whether as interest, late charges, service fees, or other charge for money borrowed, on account of or in connection with Borrower's and the Consolidated Subsidiaries' indebtedness for money borrowed from the Lender or any other Person which is a lending or financial institution or with respect to which Borrower and the Consolidated Subsidiaries or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with GAAP, to be carried as a liability on Borrower's and the Consolidated Subsidiaries' consolidated balance sheet;

"Interest Period" shall mean with respect to the Amended and Restated Revolving Credit Loan and/or any portion of the 2017 Term Loan which is not subject to any Interest Rate Swap Contract, the period commencing on the date of the making or continuation of or conversion to such Prime Rate Loan or LIBOR Rate Loan, as the case may be, and ending one (1) month or (3) months thereafter, as Borrower may elect in the applicable Notice of Borrowing or Conversion; and with respect to any portion of the 2017 Term Loan which is subject to an Interest Rate Swap Contract, "Interest Period" shall mean the period commencing on the date of the making or continuation of or conversion to such Loan, as the case may be, and ending one (1) month thereafter; provided, however, that (i) each one (1) month or three (3) month Interest Period shall end on the last calendar day of the applicable month and shall commence on the first (1st) calendar day of a month, and (ii) any Interest Period that would otherwise extend beyond the maturity date of the Amended and Restated Revolving Credit Loan or the 2017 Term Loan, as the case may be, shall end on such maturity date;

"Interest Rate Swap Contract" shall mean any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing;

"Leverage Ratio" shall mean for any period of determination, the ratio of Funded Debt to EBITDA.  For purposes of calculating the Leverage Ratio for any quarterly period, EBITDA shall be calculated on a trailing four (4) fiscal quarter basis;

"Letter of Credit Percentage Fee" shall mean and refer to the applicable percentage fee to be charged by Lender for the issuance of any Letter of Credit pursuant to and as set forth in the Pricing Grid;

"Letters of Credit" shall mean and refer to those certain commercial and/or standby letters of credit now or hereafter issued by Lender for the account of Borrower or any Consolidated Subsidiary, as more fully described in Paragraph 3H hereof; and "Letter of Credit" shall mean any one of them;

"LIBOR" shall mean, with respect to any Interest Period, the rate of interest fixed by the Intercontinental Exchange Benchmark Administration Ltd. ("ICE") or the successor thereto if ICE is no longer making a London Interbank Offered Rate available, for U.S. dollar deposits for the applicable one (1) month or three (3) month Interest Period, as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as selected by Lender from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the applicable one (1) month or three (3) month Interest Period, for deposits in U.S. Dollars (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such applicable one (1) month or three (3) month Interest Period.  If LIBOR is not available at such time for any reason, then the rate for such applicable one (1) month or three (3) month Interest Period will be determined by such alternate method as reasonably selected by Lender and which is commonly recognized in the banking industry;

"LIBOR Rate" shall mean and refer to a rate of interest per annum equal to LIBOR for the applicable Interest Period plus the applicable LIBOR Rate Margin set forth in the Pricing Grid; provided, however, if LIBOR for any applicable Interest Period is less than zero, such rate shall be deemed to be zero for purposes of this Agreement (such proviso shall not apply, however, with respect to LIBOR (or the resulting LIBOR Rate) when it is the basis of and subject to any Interest Rate Swap Contract);

                    "LIBOR Rate Loan" shall mean any advance on account of the Amended and Restated Revolving Credit Loan or any portion of the 2017 Term Loan bearing interest determined by reference to the LIBOR Rate;

"LIBOR Rate Margin" shall mean and refer to the applicable margin above LIBOR used to calculate the applicable LIBOR Rate pursuant to and as set forth in the Pricing Grid;

                    "Lien" shall mean any mortgage, deed of trust, lien, pledge, assignment, security interest, encumbrance or any transfer intended as security, including, without limitation, any conditional sale or other title retention agreement;

"Loan" shall have the meaning given such term in Paragraph 3C(1) hereof;

"Loan Documents" shall mean collectively this Agreement, the Notes, the Security Agreement, the Mortgages, the Assignment of Rents, the Patent Security Agreements, the Trademark Security Agreements, the Guaranties, the Guarantor Security Agreements, the Post-Closing Letter Agreement and any other agreement, instrument or document whether now or hereafter executed and delivered to Lender in connection herewith, together with any renewals, extensions, modifications or amendments thereof;

"Mortgages" shall mean and refer to those certain mortgages executed by Borrower and/or one or more of the Consolidated Subsidiaries in favor of Lender covering improved commercial real property owned by Borrower and/or such Consolidated Subsidiary, and granting to Lender a title-insured first priority Lien on such Real Property Collateral covered thereby, as same may hereafter be modified or amended;

"Net Income" shall mean for any period, the consolidated net income (or net loss) of Borrower and the Consolidated Subsidiaries for such period from continuing operations as determined in accordance with GAAP;

"Non-Velvac Subsidiaries" shall mean the Consolidated Subsidiaries other than the Velvac Subsidiaries;

"Notes" shall mean the 2017 Term Note and the Amended and Restated Revolving Credit Note, together with any and all renewals, modifications, amendments or restatements thereof;

"Notice of Borrowing or Conversion" shall have the meaning given such term in Paragraph 3C(1) hereof;

"Obligations" shall mean the 2017 Term Loan, the Amended and Restated Revolving Credit Loan and the Letters of Credit, together with interest thereon, and any and all other liabilities and obligations of whatever nature of Borrower to Lender (including, without limitation, the obligations of Borrower to Lender under and in connection with any Interest Rate Swap Contract), no matter how or when arising and whether under the Loan Documents, or under any other agreements, guarantees, instruments or documents, past, present or future, and the amount due on any notes, or other obligations of Borrower given to, received by or held by Lender (including, without limitation, overdrafts or any debt, liability or obligation of Borrower to others which Lender may obtain by assignment or otherwise) for or on account of any of the foregoing, whether, in each case, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.  The term "Obligations" shall also include all costs and expenses, including, without limitation, any and all attorneys' fees, costs and expenses relating to the appraisal and/or valuation of assets and all other costs and expenses, incurred or paid by Lender in exercising, preserving, defending, collecting, administering, enforcing or protecting any of its rights under the Obligations or under the Loan Documents or with respect to the Collateral or in any litigation arising out of the transactions evidenced by the Obligations;

"Operating Cash Flow" shall mean for any period of determination, an amount equal to the sum of Borrower's and the Consolidated Subsidiaries' Net Income for such period (minus any extraordinary gains in such period), plus the sum of: (i) Interest Expense of Borrower and the Consolidated Subsidiaries, and (ii) depreciation and amortization of Borrower and the Consolidated Subsidiaries, each to the extent deducted in determining Net Income; minus the sum of the following items in such period: (iii) all internally-funded expenditures of Borrower and the Consolidated Subsidiaries for fixed assets which are required to be capitalized by Borrower and the Consolidated Subsidiaries in accordance with GAAP, (iv) cash dividends declared and actually paid by Borrower to its shareholders, and (v) the amount of any stock redemptions or stock buybacks by Borrower (but excluding any and all noncash stock option transactions);

"Participant" shall have the meaning given such term in Paragraph 3L hereof;

"Patent Security Agreements" shall mean those certain patent security agreements executed by each of Borrower, Velvac, Incorporated and Road-iQ, LLC in favor of Lender, pursuant to which such entity shall grant to Lender a continuing first priority Lien on all of its present and future right, title and interest in and to all of its Patents (as such term is defined in the Security Agreement or in the applicable Guarantor Security Agreement, as the case may be);

"Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity;

"Post-Closing Letter Agreement" shall mean the letter agreement of even date herewith, by and between Borrower and Lender, describing the post-closing instruments, documents and agreements to be delivered by Borrower and one or more of the Consolidated Subsidiaries to Lender in accordance with the terms of this Agreement, a copy of which is attached hereto as Exhibit G and made a part hereof;

"Pricing Grid" shall mean the following pricing grid which shall be used in determining each of the following:  (i) the applicable margin in excess of LIBOR to determine the LIBOR Rate in connection with any LIBOR Rate Loan; (ii) the applicable percentage fee for the issuance of any Letter of Credit; and (iii) the applicable percentage for calculating the quarterly unused line fee with respect to the Amended and Restated Revolving Credit Loan pursuant to Paragraph 3B(6) hereof.  For purposes of the following Pricing Grid, the LIBOR Rate Margin, the "Letter of Credit Percentage Fee" and the applicable percentage used to calculate the unused line fee with respect to the Amended and Restated Revolving Credit Loan shall be determined on a quarterly basis based on the Leverage Ratio for the preceding fiscal quarter of Borrower and the Consolidated Subsidiaries as determined by Lender based on Borrower's and the Consolidated Subsidiaries' quarterly consolidated financial statements and quarterly covenant compliance certificate delivered by Borrower to Lender in accordance with the provisions of Paragraph 5(d) hereof.  Any adjustments to the applicable LIBOR Rate Margin, the Letter of Credit Percentage Fee and/or the applicable percentage used to calculate the unused line fee with respect to the Amended and Restated Revolving Credit Loan shall be effective as follows:  (a) on the first (1st) Business Day of the next applicable Interest Period following Lender's receipt of the quarterly consolidated financial statements and covenant compliance certificate with respect to a LIBOR Rate Loan; (b) immediately after Lender’s receipt of the quarterly financial statements and covenant compliance certificate with respect to any Letter of Credit thereafter issued by Lender for the account of Borrower; and (c) the first (1st) day of the next quarterly period following Lender's receipt of the quarterly consolidated financial statements and covenant compliance certificate with respect to the unused line fee:

Leverage Ratio	LIBOR Rate Margin and Letter of Credit Percentage Fee	Unused Line Fee Percentage
> 3.25	2.50%	0.375%
>2.75 but < 3.25	2.25%	0.250%
>2.00 but < 2.75	2.00%	0.250%
> 2.00	1.75%	0.200%.

The initial LIBOR Rate Margin will be 2.00%, the initial "Letter of Credit Percentage Fee" for the issuance of Letters of Credit shall be 2.00%, and the initial “Unused Line Fee Percentage” will be 0.250%; such rates shall remain in effect until the end of Borrower’s fiscal quarter ending June 30, 2017, whereupon such rates may be adjusted as set forth above, based on the applicable Leverage Ratio as of the end of each fiscal quarter of Borrower thereafter;

"Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by Lender or its successors at its head office as its prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Lender to any customer;

"Prime Rate Loan" shall mean any advance on account of the Amended and Restated Revolving Credit Loan or any portion of the 2017 Term Loan bearing interest determined by reference to the Prime Rate;

"Principal Amortization" shall mean for any period of determination, all amounts which Borrower and the Consolidated Subsidiaries are required to pay (whether regularly scheduled or as a result of a default and acceleration and whether or not actually paid by Borrower and the Consolidated Subsidiaries) in reduction of Borrower's and the Consolidated Subsidiaries' indebtedness referred to in the definition of Interest Expense, as required by the documents relating to such indebtedness; provided, however, that Borrower's repayment of its term loan obligations to Lender on account of the Existing Loans on the date hereof shall not be treated as Principal Amortization for purposes of this Agreement;

"R&W Insurance Policy" shall mean and refer to that certain representation and warranty insurance policy issued by CFC Underwriting Limited in favor or Borrower in connection with the Velvac Holdings Stock Purchase Agreement and naming Borrower as insured and loss-payee;

"Real Property Collateral" shall mean the following improved commercial real properties owned by Borrower and/or one or more of the Consolidated Subsidiaries and located at: (i) 112 Bridge Street, Naugatuck, Connecticut; (ii) 212 Middlesex Road, Chester, Connecticut; (iii) 21944 Drake Road, Strongsville, Ohio; and (iv) 301 W. Hintz Road, Wheeling, Illinois;

"Security Agreement" shall mean that certain security agreement of even date herewith, executed by Borrower in favor of Lender pursuant to which Borrower shall grant to Lender a continuing first priority Lien on all of Borrower's present and future right, title and interest in and to any and all of Borrower's tangible and intangible personal property assets (including, without limitation, Borrower's stock ownership interest in each of the Consolidated Subsidiaries) to secure the Obligations;

"Subordinated Debt" shall mean at any time, obligations of Borrower and the Consolidated Subsidiaries for money borrowed by them from any third Person which has been subordinated in favor of the Lender by such Person to the repayment of the Obligations by virtue of a subordination agreement executed and delivered to Lender, in form and content satisfactory to the Lender;

"Subsidiary" shall mean a corporation (with respect to another corporation) of which more than thirty (30%) of the outstanding stock having voting power to elect a majority of its Board of Directors (whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency) is at any time directly or indirectly owned by another corporation or an Affiliate of any such other corporation;

"Tangible Net Worth" shall mean as at the date of determination, the excess, if any, of Borrower's and the Consolidated Subsidiaries' consolidated assets, excluding intangible assets such as goodwill, licenses and patents and further excluding any amounts owed to Borrower by any Affiliates of Borrower, whether in the form of accounts (or accounts receivable), notes or other forms of payment, minus Borrower's and the Consolidated Subsidiaries' consolidated liabilities (other than Subordinated Debt);

"2017 Term Loan" shall mean that certain five (5) year term loan in the amount of $31,000,000.00 made available by Lender to Borrower pursuant to the provisions of Paragraph 3A hereof;

"2017 Term Note" shall have the meaning given such term in subparagraph (1) of Paragraph 3A hereof;

"Trademark Security Agreements" shall mean those certain trademark security agreements executed by each of Borrower, Velvac, Incorporated and Road-iQ, LLC  in favor of Lender, pursuant to which such entity shall grant to Lender a first priority Lien on all of its present and future right, title and interest in and to all of its Trademarks (as such term is defined in the Security Agreement or in the applicable Guarantor Security Agreement, as the case may be);

"Velvac Holdings" shall mean and refer to Velvac Holdings, Inc., a Delaware corporation, having its principal place of business at 2405 S. Calhoun Road, New Berlin, Wisconsin 53151;

"Velvac Holdings Acquisition" shall mean and refer to the acquisition by Borrower of one hundred percent (100%) of the capital stock of Velvac Holdings and each of its wholly-owned subsidiaries pursuant to the terms and conditions of the Velvac Holdings Stock Purchase Agreement;

"Velvac Holdings Stock Purchase Agreement" shall mean and refer to that certain Securities Purchase Agreement dated as of April 3, 2017, by and among Borrower, as purchaser, and Velvac Holdings and its securityholders, as sellers, and Prospect Partners, II, L.P., as seller representative, together with all schedules thereto, and all amendments, modifications and renewals thereof; and

"Velvac Subsidiaries" shall mean Velvac Holdings and each of its wholly-owned Subsidiaries acquired pursuant to the terms and conditions of the Velvac Holdings Stock Purchase Agreement.

2.         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

(a)           The audited consolidated financial statements of Borrower and the Consolidated Subsidiaries, dated as of December 31, 2016, prepared by Borrower's independent certified public accountants and heretofore delivered to Lender, present fairly, in all material respects, the consolidated position of Borrower and the Consolidated Subsidiaries and the consolidated results of their operations and their cash flows as of such date, in conformity with GAAP, there has not been any material adverse change in the financial condition of Borrower or the Consolidated Subsidiaries since the date thereof, and Borrower and the Consolidated Subsidiaries have no liabilities, fixed or contingent, which are not fully shown or provided for in said financial statements as of the date thereof except (i) obligations to perform after such date under contracts, purchase orders and other commitments incurred in the ordinary course of business, and (ii) obligations of the Borrower and the Consolidated Subsidiaries created after such date;

(b)           Borrower is a corporation duly incorporated and validly existing under the laws of the State of Connecticut with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted;

(c)           Except as disclosed in Schedule 2(c) attached hereto and made a part hereof, there is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending against Borrower, any Non-Velvac Subsidiary, or, to Borrower's knowledge, any Velvac Subsidiary, or, to Borrower's knowledge, threatened against Borrower or any Consolidated Subsidiary which might have a material adverse effect upon Borrower's or such Consolidated Subsidiary's position, financial, operating or otherwise, and Borrower and each Consolidated Subsidiary has filed all tax returns and reports required to be filed by Borrower or such Consolidated Subsidiary with the United States government and all state and local governments and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports;

(d)           The Loan Documents to which Borrower and each Consolidated Subsidiary is a party are each valid, legal and binding upon Borrower and each such Consolidated Subsidiary and enforceable in accordance with their respective terms, and the execution and delivery of the Loan Documents have been duly authorized by all necessary corporate action of Borrower and each such Consolidated Subsidiary;

(e)           The execution and delivery of the Loan Documents, the consummation of the transactions contemplated therein and the fulfillment of or compliance with the terms and provisions of the Loan Documents: (i) will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which Borrower or any Consolidated Subsidiary is a party or by which Borrower or any Consolidated Subsidiary is bound; (ii) do not constitute a default thereunder or under any of them; (iii) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower's or such Consolidated Subsidiary's respective properties or assets pursuant to the terms of any such agreement, instrument or other undertaking; (iv) do not require the consent or approval of any governmental body, agency or authority and will not violate the provisions of any laws or regulations of any governmental instrumentality applicable to Borrower or any Consolidated Subsidiary; and (v) are within Borrower's or such Consolidated Subsidiary's respective powers, and are not in contravention of any provisions of its respective Certificate of Incorporation or of its By-Laws.  Neither Borrower nor any Consolidated Subsidiary is in default under any material agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any governmental regulatory authority to which Borrower or any Consolidated Subsidiary is a party or by which Borrower or any Consolidated Subsidiary may be bound;

(f)           Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by Borrower and any Consolidated Subsidiary pursuant to the terms hereof or the other Loan Documents will not, at the time the same is furnished, contain any untrue statement of a material fact and, when taken as a whole, will not omit to state a material fact necessary in order to make the information so furnished, in light of the circumstances under which such information is furnished, not misleading;

(g)           Borrower, each Non-Velvac Subsidiary, and, to Borrower's knowledge, each Velvac Subsidiary, is in compliance with all laws, ordinances, rules or regulations, applicable to it, of all Federal, state or local governments or any instrumentality or agency thereof, including, without limitation, the Employee Retirement Income Security Act ("ERISA"), and all Federal, state and municipal laws, ordinances, rules and regulations relating to the environment, including, without limitation, the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), except where the failure to comply by Borrower or such Consolidated Subsidiary would not have a material adverse effect on the financial or operating condition of  Borrower and its Consolidated Subsidiaries when taken as a whole;

(h)           Other than the Consolidated Subsidiaries, Borrower has no Subsidiaries and, except as disclosed on Schedule 2(h) attached hereto and made a part hereof, has not invested in the stock, common or preferred, of any other corporation, and there are not fixed, contingent or other obligations on the part of Borrower to issue any additional shares of its capital stock, other than to employees of Borrower under Borrower's existing pension/employee benefit plans;

(i)           Neither Borrower or any of the Non-Velvac Subsidiaries nor, to Borrower's knowledge, any of the Velvac Subsidiaries, is a party to any agreement or instrument or subject to any corporate restriction (including any restriction set forth in its Certificate of Incorporation) materially and adversely affecting its operations, business, properties or financial condition;

(j)           Borrower, each of the Non-Velvac Subsidiaries and, to Borrower's knowledge, each of the Velvac Subsidiaries, possesses all the trademarks, trade names, copyrights, patents, licenses and governmental permits, licenses, orders and approvals, or rights in any thereof, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others, and no action or filing with or consent by, any Person or any governmental or public body or authority, is required to authorize or is otherwise required in connection with the conduct of Borrower's or any of the Consolidated Subsidiaries' respective businesses as now and presently proposed to be conducted;

(k)           The fair salable value of the consolidated assets of Borrower and the Consolidated Subsidiaries exceeds and will, immediately following the making and funding of the 2017 Term Loan and the Amended and Restated Revolving Credit Loan, exceed their total consolidated liabilities (including, without limitation, contingent liabilities).  The fair salable value of the consolidated assets of Borrower and the Consolidated Subsidiaries is and will, immediately following the making and funding of the 2017 Term Loan and the Amended and Restated Revolving Credit Loan, be greater than Borrower's and the Consolidated Subsidiaries' probable consolidated liabilities (including, without limitation, contingent liabilities) on their consolidated debts as such debts become absolute and matured.  Borrower's and the Consolidated Subsidiaries' consolidated assets do not and, immediately following the making and funding of the 2017 Term Loan and the Amended and Restated Revolving Credit Loan, will not constitute unreasonably small capital to carry out their respective businesses as conducted or as proposed to be conducted.  Neither Borrower nor any Consolidated Subsidiary intends to, nor does it believe that it will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and such Consolidated Subsidiary and the amounts to be payable on or in respect of obligations of Borrower and such Consolidated Subsidiary);

(l)           The name of Borrower has not changed during the immediately preceding six (6) years; Borrower has conducted and currently conducts its business solely in its own name and through the operating divisions of Borrower located in the United States of America listed in Exhibit F attached hereto and made a party hereof;

(m)           (i)           No fact, including but not limited to any "reportable event", as that term is defined in Section 4043 of ERISA, exists in connection with any defined benefit plans described in Section 3(35) of ERISA (hereinafter collectively referred to as the "Plans" and individually as the "Plan") of Borrower or any of the Consolidated Subsidiaries (collectively, the "Companies") under Sections 414(b), (c), (m), (n) and (o) of the Internal Revenue Code of 1986, as amended (the "Revenue Code"), which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation (the "PBGC"), or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.  A list of all of the Companies' respective Plans are attached hereto as Exhibit D and made a part hereof;

(ii)           No "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Revenue Code exists or will exist with respect to any of the Plans upon the execution and delivery of this Agreement and the other Loan Documents, or the performance by the parties hereto or thereto of their respective duties and obligations hereunder and thereunder;

(iii)           Each of the Companies agrees to do all acts with respect to the Plans, including, but not limited to, making all contributions necessary for the Plans to maintain compliance with ERISA and the Revenue Code, and agrees not to terminate any such Plan in a manner or do so or fail to do any act which could result in the imposition of a lien on any of its properties pursuant to Section 4068 of ERISA;

(iv)           None of the Companies sponsors or maintains, and has never contributed to, and has not incurred any withdrawal liability under a "multi-employer plan" as defined in Section 3 of ERISA and none of the Companies has any written or verbal commitment of any kind to establish, maintain or contribute to any "multi-employer plan" under the Multi-Employer Pension Plan Amendment Act of 1980;

(v)           Each of the Companies has satisfied the minimum funding requirements of ERISA and the Revenue Code with respect to the Plans;

(vi)           Any Plan complies currently, and has complied in the past, both as to form and (to the best of the Borrower's knowledge) in operation, with its terms and with the provisions of the Revenue Code and ERISA, and all applicable regulations thereunder and all rules issued by the Internal Revenue Service, U.S. Department of Labor and the PBGC and as such, is and remains a "qualified" Plan under the Revenue Code;

(vii)           No actions, suits or claims are pending (other than routine claims for benefits) against any Plan, or the assets of any such Plan;

(viii)           The Companies have performed all obligations required to be performed by it or them under any Plan and the Companies are not in default, or in violation of any Plan, and Borrower has no knowledge of any such default or violation by any other party to any and all Plans;

(ix)           No liability has been incurred by any of the Companies to the PBGC or to participants or beneficiaries on account of any termination of a Plan subject to Title IV of ERISA, no notice of intent to terminate a Plan has been filed by (or on behalf of) any of the Companies pursuant to Section 4041 of ERISA and no proceeding has been commenced by the PBGC pursuant to Section 4042 of ERISA; and

(x)           The reporting and disclosure provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 have been complied with for all such Plans;

(o)	Except as disclosed in Schedule 2(o) attached hereto:

(i)           Borrower and each Consolidated Subsidiary has obtained all permits, licenses and other authorizations which are required under all Environmental Laws except where the failure to so obtain would not have a material adverse effect on the financial or operating condition of  Borrower and its Consolidated Subsidiaries when taken as a whole.  Borrower and each Consolidated Subsidiary is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply by Borrower or such Consolidated Subsidiary would not have a material adverse effect on the financial or operating condition of Borrower and its Consolidated Subsidiaries when taken as a whole;

(ii)           No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Borrower's knowledge, threatened by any governmental or other entity with respect to any alleged failure by Borrower or any Consolidated Subsidiary to have any permit, license or authorization required in connection with the conduct of Borrower's or such Consolidated Subsidiary's business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials;

(iii)           No written notification of a Release of a Hazardous Material has been filed by or against Borrower or any Consolidated Subsidiary and, to Borrower's knowledge, no property now or previously owned, leased or used by Borrower or any Consolidated Subsidiary is listed or proposed for listing on the Comprehensive Environmental Response, Compensation and Liability Inventory of Sites or National Priorities List under CERCLA, as amended, or on any similar state or federal list of sites requiring investigation or clean-up;

(iv)           There are no Liens arising under or pursuant to any Environmental Laws on any of the property or properties owned, leased or used by Borrower, any Non-Velvac Subsidiary, nor, to Borrower's knowledge, any Velvac Subsidiary, and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which Borrower or any Consolidated Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property; and

(v)           Neither Borrower or any Non-Velvac Subsidiary, nor, to Borrower's knowledge, any Velvac Subsidiary nor, to Borrower's knowledge, any previous owner, tenant, occupant or user of any property owned, leased or used by Borrower or any Consolidated Subsidiary, has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, or in or about such property, or (ii) transported or had transported any Hazardous Materials to such property except to the extent such Hazardous Substances are raw products commonly used in day-to-day manufacturing operations of such property and, in such case, in compliance with, all Environmental Laws; (iii) engaged in or permitted any operations or activities which would allow the facility to be considered a treatment, storage or disposal facility as that term is defined in 40 CFR 264 and 265, (iv) engaged in or permitted any operations or activities which would cause any of its properties to become subject to the Connecticut Transfer Act, Section 22a-134 et seq., C.G.S., or (v) constructed, stored or otherwise located Hazardous Materials on, under, in or about any such property except to the extent commonly used in day-to-day operations of any such property and, in such case, in compliance in all material respects with all Environmental Laws.  Further, to Borrower's knowledge and except as disclosed in Schedule 2(o) attached hereto, no Hazardous Materials have migrated from other properties upon, about or beneath any such property;

(p)           Neither Borrower nor any Consolidated Subsidiary is a party to any collective bargaining or union agreement except as set forth on Exhibit E attached hereto and made a part hereof.  Such union contracts are in full force and effect and are not currently subject to renegotiation.  Borrower and each Consolidated Subsidiary is in material compliance with the terms and conditions of all such union contracts and knows of no threatened work stoppage by any union members;

(q)           Borrower shall use the proceeds of the 2017 Term Loan and the initial advance on account of the Amended and Restated Revolving Credit Loan to refinance in full the Existing Loans and to fund a portion of the cost of the Velvac Holdings Acquisition pursuant to the terms and conditions of the Velvac Holdings Stock Purchase Agreement, and Borrower shall use the proceeds of subsequent advances on account of the Amended and Restated Revolving Credit Loan to fund permitted asset acquisitions and capital expenditures and for general working capital purposes (including, without limitation, the issuance of Letters of Credit);

(r)           Neither Borrower or any Non-Velvac Subsidiary, nor, to Borrower's knowledge, any Velvac Subsidiary, is in violation of any laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective December 21, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and

(s)           All representations and warranties of Borrower and the Consolidated Subsidiaries contained herein shall survive the execution of this Agreement.

3.         TERMS OF CREDIT FACILITIES

Pursuant to the terms of this Agreement, Lender shall make the Credit Facilities available to Borrower, upon the request of Borrower, upon the following terms and conditions:

A.           2017 Term Loan

(1)           The 2017 Term Loan shall be in the amount of Thirty-One Million and No/100 Dollars ($31,000,000.00) and shall be evidenced by a promissory note dated the date hereof, in the original principal amount of $31,000,000.00, executed by Borrower and payable to the order of Lender, in the form of Exhibit B attached hereto and made a part hereof (herein referred to as the "2017 Term Note").  The outstanding principal balance of the 2017 Term Loan shall bear interest at the following rates: (a) the principal portion of the 2017 Term which is not subject to an Interest Rate Swap Contract shall bear interest at either, at Borrower’s option: (i) a variable rate per annum equal to the LIBOR Rate for the applicable one (1) month or three (3) month Interest Period, as selected by Borrower; or (ii) a variable rate per annum equal to the Prime Rate, which rate shall change contemporaneously with any change in the Prime Rate; and (b) the principal portion of the 2017 Term Loan which is subject to an Interest Rate Swap Contract shall bear interest at a variable rate per annum equal to the one (1) month LIBOR Rate (adjusted on a monthly basis as of the first (1st) Business Day of each month hereafter), but shall be payable at a fixed rate pursuant to the applicable Interest Rate Swap Contract. Interest shall be charged on the principal balance of the 2017 Term Loan from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a three hundred sixty (360) day year;

(2)           Interest accruing on the principal balance of the 2017 Term Loan shall be payable in arrears as follows:  (a) with respect to the portion of the 2017 Term Loan which is not subject to an Interest Rate Swap Contract, interest shall be payable on the last Business Day of the applicable one (1) month or three (3) month Interest Period and at maturity with respect to any LIBOR Rate Loans, or on the first (1st) Business Day of each month and at maturity with respect to any Prime Rate Loans; and (b) with respect to the portion of the 2017 Term Loan which is subject to an Interest Rate Swap Contract, interest shall be payable on a monthly basis, on the first (1st) Business Day of each month hereafter, commencing on May 1, 2017, and at maturity.  The principal balance of the 2017 Term Loan shall be paid on a quarterly basis over a five (5) year term on the first (1st) Business Day of each quarter hereafter, commencing on July 3, 2017 and maturing on April 1, 2022, as more fully described in the 2017 Term Note.  All payments received by Lender on account of the 2017 Term Loan shall be in lawful money of the United States of America and in immediately available funds, and shall be first applied by Lender first to outstanding accrued interest and then to outstanding principal.  Borrower hereby authorizes Lender to debit Borrower's operating account with Lender for the payment of the installments of accrued interest and principal with respect to the 2017 Term Loan on the due dates thereof and at maturity.  In the event that there are not sufficient funds in Borrower's operating account to pay such installment payments on account of the 2017 Term Loan in full on the due date thereof, then Borrower shall immediately pay to Lender the amount of such installment payment(s) then due (or the amount of such shortfall, as appropriate) in immediately available funds; and

(3)           Borrower shall be entitled to prepay the principal balance of the 2017 Term Loan in whole or in part at any time so long as (a) such principal prepayment is accompanied by the payment of all accrued interest on the principal amount so prepaid, (b) any prepayment of a LIBOR Rate Loan which is not paid on the last day of the applicable Interest Period is accompanied by the payment of the applicable "yield maintenance fee" set forth in Paragraph 3D hereof, and (c) any prepayment of the principal portion of the 2017 Term Loan which is subject to an Interest Rate Swap Contract is accompanied by the payment of an amount equal to all termination fees and/or breakage fees due and owing to Lender under the terms of such Interest Rate Swap Contract.  All partial principal prepayments by Borrower shall be applied by Lender first to the principal portion of the 2017 Term Loan which is not subject to an Interest Rate Swap Contract, until that portion of the principal balance of the 2017 Term Loan is repaid in full, and then to the principal portion of the 2017 Term Loan which is subject to an Interest Rate Swap Contract.

B.         Amended and Restated Revolving Credit Loan

(1)           Borrower shall have the right, until the termination of Lender's obligations to make advances on account of the Amended and Restated Revolving Credit Loan as set forth in subparagraph (5) of this Paragraph 3B, to from time to time borrow, pay and reborrow on account of the Amended and Restated Revolving Credit Loan and, until such termination, Lender shall make advances to Borrower on account of the Amended and Restated Revolving Credit Loan as described herein.  The principal amount of the Amended and Restated Revolving Credit Loan, or such part thereof as may be from time to time outstanding, shall be in the maximum amount of up to Ten Million and No/100 Dollars ($10,000,000.00) and shall be evidenced by a promissory note dated the date hereof, in the original principal amount of $10,000,000.00, executed by Borrower and payable to the order of Lender, in the form of Exhibit C attached hereto and made a part hereof (herein referred to as the "Amended and Restated Revolving Credit Note").  The maximum amount available to Borrower on account of the Amended and Restated Revolving Credit Loan shall be reduced by the amount of the from time to time issued and outstanding Letters of Credit.  The Amended and Restated Revolving Credit Note shall be in the amount of $10,000,000.00 and, in the event Lender determines to increase the maximum principal amount of the Amended and Restated Revolving Credit Loan and Borrower agrees thereto, Borrower shall immediately execute and deliver to Lender a further Amended and Restated Revolving Credit Note (or a replacement Amended and Restated Revolving Credit Note) to evidence such increase;

(2)           Each advance on account of the Amended and Restated Revolving Credit Loan shall bear interest at a rate per annum equal to, at Borrower's option, either:  (A) the Prime Rate with respect to a Prime Rate Loan, which rate shall change contemporaneously with any change in the Prime Rate, or (B) the LIBOR Rate with respect to a LIBOR Rate Loans.  Interest shall be charged on the principal balance of the Amended and Restated Revolving Credit Loan from time to time outstanding on the basis of actual number of days elapsed computed on the basis of a three hundred sixty (360) day year.  Such interest shall be payable monthly, on the first (1st) Business Day of each month hereafter, commencing on the first (1st) Business Day of the month immediately following the date of the initial advance hereunder, with respect to Prime Rate Loans, and shall be payable for such Interest Period on the last Business Day of such Interest Period and when such LIBOR Rate Loan is due, with respect to LIBOR Rate Loans.  All payments received by Lender on account of the Amended and Restated Revolving Credit Loan shall be in lawful money of the United States of America and in immediately available funds, and shall be applied by Lender first to outstanding accrued interest and then to outstanding principal.  Borrower hereby authorizes Lender to debit Borrower's operating account with Lender for the payment of the installments of accrued interest with respect to the Amended and Restated Revolving Credit Loan on the due dates thereof.  In the event that there are not sufficient funds in Borrower's operating account to pay such installment payment on account of the Amended and Restated Revolving Credit Loan in full on the due date thereof, then Borrower shall immediately pay to Lender the amount of such installment payment then due (on the amount of such shortfall, as appropriate) in immediately available funds;

(3)           All advances on account of the Amended and Restated Revolving Credit Loan made by Lender to Borrower pursuant to this Paragraph 3B shall be recorded in an account on the books of Lender bearing Borrower's name (hereinafter called "Borrower's Account").  Lender shall render and send to Borrower a monthly statement of Borrower's Account showing the outstanding aggregate principal balance of the Amended and Restated Revolving Credit Loan, together with interest and other appropriate debits and credits as of the date of the statement.  The statement of Borrower's Account shall be considered correct in all respects, absent manifest error, and accepted by and be conclusively binding upon Borrower unless Borrower makes specific written objections thereto within thirty (30) days after the date the statement of Borrower's Account is sent;

(4)           In the event that the aggregate principal amount of the Amended and Restated Revolving Credit Loan outstanding at any one time exceeds the sum of $10,000,000.00, Borrower shall immediately pay to Lender an amount equal to or otherwise eliminate such excess;

(5)           The provisions of this Paragraph 3B shall continue in effect until April 1, 2022; provided, however, that Lender may terminate the provisions of this Paragraph 3B at any time upon the happening of an Event of Default hereunder.  Upon the effective date of such termination, Borrower shall immediately pay to Lender the then outstanding aggregate principal amount of the Amended and Restated Revolving Credit Loan, together with interest accrued thereon to the date of payment.  No such termination shall (i) in any way affect or impair the security interest granted to Lender hereunder or any other rights of Lender under any of the Loan Documents, arising prior to any such termination or by reason thereof, (ii) relieve Borrower of any obligation to Lender under any of the Loan Documents, or otherwise, until all the

Obligations are fully paid and performed, or (iii) affect any right or remedy of Lender under any of the Loan Documents; and

(6)           Borrower shall pay to Lender, on the first (1st) Business Day of each calendar quarter following the date hereof, commencing on July 3, 2017, until the termination date of the Amended and Restated Revolving Credit Loan (as described in Paragraph 3B(5) above) and on such termination date, a nonrefundable unused line fee for the calendar quarter (or portion thereof, as appropriate) immediately preceding such payment in an amount equal to the applicable percentage set forth in the Pricing Grid for such quarter times the excess, if any, of (i) $10,000,000.00 minus (ii) the daily outstanding principal amount of the Amended and Restated Revolving Credit Loan plus the stated amount of any issued and outstanding Letters of Credit during such calendar quarter (or portion thereof, as appropriate).  In the case of the first payment and last payment hereunder, if the immediately preceding period is less than a full calendar quarter, the unused line fee as so calculated shall be prorated by multiplying the same by a fraction, the denominator of which shall be 91 and the numerator of which shall be the actual number of days elapsed in such period.

C.         Notice and Manner of Borrowing.

(1)           Whenever Borrower desires to obtain or continue a Prime Rate Loan or a LIBOR Rate Loan (collectively, a "Loan") hereunder or convert an outstanding Loan into a Loan of a different type provided for in this Agreement, Borrower shall notify Lender (which notice shall be irrevocable) in writing (each a "Notice of Borrowing or Conversion") received no later than 2:00 p.m. (Hartford, Connecticut time) (a) on the date which the requested Loan is to be made or converted to a Prime Rate Loan, or (b) two (2) Business Days prior to the date which the requested Loan is to be made or continued as or converted to a LIBOR Rate Loan.  Such notice shall specify (A) the effective date and amount of each Amended and Restated Revolving Credit Loan to be continued or converted, (B) the interest rate option to be applicable thereto, and (C) the duration of the applicable Interest Period (Lender reserves the right to limit the duration of the Interest Period on any LIBOR Rate Loan to one (1) month);

(2)           Whenever Borrower chooses a LIBOR Rate Loan (whether as a new Loan, as a continuation of an outstanding LIBOR Rate Loan, or as a conversion of an outstanding Prime Rate Loan), such LIBOR Rate Loan shall be automatically renewed at the end of the applicable Interest Period for the same Interest Period unless Borrower notifies Lender in writing that it wishes to choose a different Interest Period or to convert the LIBOR Rate Loan to a Prime Rate Loan.  Any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall end of the last day of such calendar month; and

(3)           Subject to the terms and conditions hereof, Lender shall make each Loan on the effective date specified therefor by crediting the amount of such Loan to Borrower's operating account with Lender.

D.           Payments Not at End of Interest Period.  Borrower may prepay a LIBOR Rate Loan only upon at least three (3) Business Days prior written notice to Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Rate Loan.  Borrower shall pay to Lender, upon request of Lender, a "yield maintenance fee" (as described below) to compensate it for any loss, cost, or expense incurred as a result of:  (i) any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such LIBOR Rate Loan; (ii) any failure by Borrower to borrow a LIBOR Rate Loan on the date specified by Borrower's written notice; (iii) any failure by Borrower to pay a LIBOR Rate Loan on the date for payment specified in Borrower's written notice.  Such "yield maintenance fee" shall be computed as follows:  The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election (as defined below) as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to Lender upon the payment of a LIBOR Rate Loan.  Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrower of the LIBOR Rate.  If by reason of an Event of Default, Lender elects to declare the Notes to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

E.           Computation of Interest and Fees.  Interest and all fees payable hereunder shall be computed daily on the basis of a year of three hundred sixty (360) days and paid for the actual number of days for which due.  If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest and fees in connection with such payment.

F.           Late Charges.  If the entire amount of any required principal and/or interest installment payment is not paid in full within ten (10) days after the same is due, Borrower shall pay to Lender a late fee equal to five percent (5.0%) of the required payment.

G.           Default Rate of Interest.  Interest on the Amended and Restated Revolving Credit Loan and the 2017 Term Loan, at all times after the occurrence of and during the continuation of an Event of Default, and interest on all payments of interest that are not paid when due, shall accrue at a default rate per annum equal to two percentage points (2.0%) above the Prime Rate, which rate shall change contemporaneously with any change in the Prime Rate, with respect to the Amended and Restated Revolving Credit Loan, and at a default rate per annum equal to two percentage points (2.0%) above the applicable rate(s) on the 2017 Term Loan, with respect to the 2017 Term Loan.

H.           Letters of Credit.  Upon Borrower's request therefor, Lender shall, from time to time so long as no Event of Default has occurred and is continuing as of such date of request, issue (i) standby Letters of Credit for the account of Borrower or any Consolidated Subsidiary, and/or (ii) commercial Letters of Credit for the account of Borrower or any Consolidated Subsidiary, provided the aggregate amounts available to be drawn under such standby and commercial Letters of Credit (or actually drawn but not yet reimbursed by Borrower (on behalf of itself or such Consolidated Subsidiary)), together with the sum of all advances on account of the Amended and Restated Revolving Credit Loan then outstanding, shall not exceed the sum of $10,000,000.00.  Each such Letter of Credit issued by Lender for the account of Borrower or any Consolidated Subsidiary, and unreimbursed drafts drawn thereunder shall reduce the amount available to Borrower on account of the Amended and Restated Revolving Credit Loan in an amount equal to the stated amount of such Letter of Credit so long as such Letter of Credit is outstanding or such draw unpaid.  No Letter of Credit shall be issued by Lender for the account of Borrower or any Consolidated Subsidiary, which has an expiration date later than sixty (60) days prior to the termination date of the Amended and Restated Revolving Credit Loan described in Paragraph 3B(5) above.  Upon payment by Lender under any Letter of Credit, any amount so paid shall be immediately due and payable by Borrower (on behalf of itself or any such Consolidated Subsidiary) and Lender shall have the right to effect payment thereof, together with the payment of any fees, expenses and charges described below, immediately by a charge to Borrower's operating account maintained with Lender.  Unless and until such charge to Borrower's operating account is made by Lender, the unreimbursed amount of any drawn Letter of Credit shall be considered an advance on account of the Amended and Restated Revolving Credit Loan to satisfy Borrower's reimbursement obligation to Lender which shall bear interest at the default rate prescribed in Paragraph 3G above until paid in full by Borrower.

Lender shall charge Borrower a fee (based on the then-applicable "Letter of Credit Percentage Fee" from the Pricing Grid) for the issuance of such Letters of Credit, based upon the stated amount of each, which fee shall be payable by Borrower (on behalf of itself or such Consolidated Subsidiary) to Lender upon the issuance thereof.  In the event that Borrower desires either a standby or a commercial Letter of Credit (for its own account or the account of any Consolidated Subsidiary), the documentation thereof shall consist of Lender's standard forms therefor and Borrower specifically acknowledges that (i) the reimbursement obligation of Borrower and any fee on account of such Letters of Credit shall be included in the Obligations; and (ii) the occurrence of an Event of Default hereunder shall constitute a default under the documentation relating to such Letters of Credit and shall entitle Lender to exercise its rights thereunder with respect to such default.

I.           [Intentionally Omitted].

J.           Guaranties; Guarantor Security Agreements.  Each of the Guarantors shall jointly, severally and unconditionally guarantee Borrower's payment and performance of the Obligations, and shall each execute and deliver its respective Guaranty to Lender on the date hereof.  Borrower shall cause any future Consolidated Subsidiary of Borrower to become a "Guarantor" hereunder and to execute and deliver a Guaranty to Lender upon Lender's request.  In addition, each of the Domestic Guarantors and any non-U.S. Guarantor with a material amount of tangible assets located in the United States of America shall also execute and deliver to Lender on the date hereof a Guarantor Security Agreement securing its joint, several and unconditional indebtedness to Lender under its respective Guaranty.

K.           Loan Commitment Fee.  Borrower shall pay to Lender, on the date hereof and in immediately available funds, a loan commitment fee in the aggregate amount of $61,500.00 in connection with the closing and initial funding of the 2017 Term Loan and the Amended and Restated Revolving Credit Loan.  Lender acknowledges that it previously received a cash deposit in the amount of $50,000.00 from Borrower, that such deposit is being applied by Lender, at Borrower's request, to the loan commitment fee, and that only the net amount of the loan commitment fee shall be due and payable by Borrower to Lender on the date hereof.  Such loan commitment fee shall be deemed earned in full by Lender on and as of the date hereof.  For the avoidance of doubt, the loan commitment fee does not include any out-of-pocket costs incurred by Lender in connection with the closing and initial funding of the Credit Facilities nor the reasonable attorneys' fees and expenses of Lender's legal counsel, all of which shall be payable by Borrower on the date hereof (in addition to the remaining balance of the loan commitment fee).

L.           Sale of Participation(s) in Credit Facilities.  Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Lender's obligation to lend hereunder and/or any or all of the Credit Facilities held by Lender hereunder.  In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely, exclusively and directly with Lender in connection with Lender's rights and obligations hereunder.  Lender may furnish any information concerning Borrower and the Consolidated Subsidiaries in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.  Lender shall give prompt written notice to Borrower and the Guarantors in the event that, after the date hereof, it grants a participating interest in any of the Credit Facilities to a Participant.

M.           Discretionary Increase in Credit Facilities.  Provided that no Event of Default has occurred and is continuing at such time, Borrower may, at any time prior to March 1, 2020, request an increase in the aggregate amount of the Credit Facilities (which may be in the form of an increase in the maximum amount of the Amended and Restated Revolving Credit Loan or an additional term loan) in an amount of up to Ten Million Dollars ($10,000,000.00); provided that (i) at the time of such request, Borrower provides to Lender a pro forma compliance certificate giving effect to such increase which evidences that immediately following such increase and as of the most recent fiscal quarter of Borrower, Borrower is in compliance with the financial covenants set forth in Paragraph 5(a) hereof, (ii) the maturity date of the increase shall be no earlier than the maturity dates of the existing Credit Facilities, and (iii) the increase in the Credit Facilities shall be substantially on the same terms applicable to the existing Credit Facilities.  Within sixty (60) days after Lender's receipt of Borrower's request to increase the Credit Facilities by an amount of up to $10,000,000.00, the required compliance certificate and such other information and documentation as Lender may reasonably require (including, without limitation, Borrower's intended use of the proceeds of such increase), Lender shall notify Borrower in writing whether Lender is willing to seek internal bank approval to increase the Credit Facilities.  Lender shall be under no obligation to Borrower to increase the amount of the Credit Facilities, and Lender's decision to grant Borrower's request for such increase shall be made by Lender in its sole and absolute discretion.  If Lender has sold a participating interest in the Credit Facilities to a Participant as of the date of Borrower's request for such increase, then Lender's decision to seek internal bank approval for the increase in the amount of the Credit Facilities shall be conditioned upon such Participant's willingness to fund its pro-rata share of such requested increase.

4.         CAPITAL ADEQUACY PROVISIONS.

(a)           Illegality.  Notwithstanding any other provisions herein, if any applicable law, regulation or directive, or any change therein or in the interpretation or application thereof shall make it unlawful for Lender to make or maintain any LIBOR Rate Loans as contemplated by this Agreement:  (a) the obligation of Lender to make LIBOR Rate Loans or to continue LIBOR Rate Loans as such and convert Prime Rate Loans to LIBOR Rate Loans shall forthwith be canceled, and (b) such Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically, without notice, to Prime Rate Loans on the respective last Business Days of the then current Interest Periods with respect thereto or within such earlier period as required by law.  If any such conversion of a LIBOR Rate Loan is made on a day that is not the last Business Day of the then current Interest Period applicable thereto, Borrower shall pay to Lender such amount or amounts as may be required pursuant to Paragraph 3D hereof.

(b)           Increased Costs.  In the event that applicable law, treaty or regulation or directive from any government, governmental agency or regulatory authority, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or government, governmental agency or regulatory authority, shall:

(i)           subject Lender to any tax of any kind whatsoever (except taxes on the overall net income of Lender) with respect to this Agreement, the Notes or any of the Loans made by it, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

(ii)           impose, modify or hold applicable any reserve, premium, special deposit, compulsory loan or similar requirements against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, or its issuance of or participation in any letter of credit hereunder any office of any Lender, including, without limitation, pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

(iii)           in the opinion of Lender, cause the Notes, any Loans or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

(iv)           impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any of the Loans or any part thereof or issuing or participating in any letter of credit by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any case, Borrower shall promptly pay to Lender, upon its demand, such additional amount as will compensate Lender for such additional costs or such reduction as the case may be (collectively, the "Additional Costs").

(c)           Basis for Determining LIBOR Rate Inadequate or Unfair.  In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that (a) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for determining LIBOR, or (b) U.S. Dollar deposits in the relevant amount and for the relevant maturity are no longer available to Lender in the interbank LIBOR market, or (c) the making or continuation of LIBOR Rate Loans has been made impractical or unlawful by the occurrence of a contingency that materially and adversely affects the interbank LIBOR market, or (d) the LIBOR Rate will not adequately and fairly reflect the cost to Lender of making or maintaining LIBOR Rate Loans, or (e) the LIBOR Rate shall no longer represent the effective cost to Lender of U.S. dollar deposits in the relevant market for deposits in which it regularly participates, Lender shall give Borrower notice of such determination as soon as practicable.  If such notice is given (i) any requested LIBOR Rate Loan shall be made as a Prime Rate Loan, unless Borrower gives Lender three (3) Business Days' prior written notice that its request for such borrowing is canceled, (ii) any Prime Rate Loan that was to have been converted to a LIBOR Rate Loan shall be continued as a Prime Rate Loan, and (iii) any outstanding LIBOR Rate Loan shall be automatically converted, without notice, to a Prime Rate Loan effective on the last Business Day of the then current Interest Period applicable thereto.  Until such notice has been withdrawn, no further LIBOR Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to LIBOR Rate Loans.

(d)           Indemnity.  Borrower agrees to indemnify Lender and to hold Lender harmless from any loss (including any of the Additional Costs referred to in this Paragraph 4 and any lost profits) or expense that it may sustain or incur as a consequence of (a) a default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan, or (b) the failure by Borrower to complete a borrowing of, conversion into or continuation of a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees, interest or other amounts payable to terminate the deposits from which such funds were obtained.  Lender shall prepare a certificate as to any additional amounts payable to it pursuant to this Paragraph 4, which certificate shall be submitted by Lender to Borrower and shall, absent manifest error, be deemed conclusive.

5.         AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof until the full payment of the Obligations, unless Lender otherwise agrees in writing, Borrower shall:

(a)           Maintain (i) a Debt Service Coverage Ratio of not less than 1.1 to 1.0, tested at the end of each fiscal quarter of Borrower hereafter, commencing with the fiscal quarter ending on or about June 30, 2017, on a rolling four (4) quarter basis for that fiscal quarter and the immediately preceding three (3) fiscal quarters of Borrower, and increasing to a ratio of not less than 1.2 to 1.0 commencing with the fiscal quarter ending on or about March 31, 2019 and continuing thereafter; and (ii) a Leverage Ratio, tested on a quarterly basis as of the end of each fiscal quarter of Borrower (solely for purposes of the quarterly Leverage Ratio tests during calendar year 2017, EBITDA shall be calculated quarterly on an annualized basis, and not on a trailing four (4) quarter basis, such that EBITDA for the quarter ending on or about June 30, 2017 shall be equal to EBITDA for the quarter then ended multiplied by four (4),  EBITDA for the quarter ending on or about September 30, 2017 shall be equal to EBITDA for the two (2) quarters then ended multiplied by two (2), and so on), (1) of not greater than 4.0 to 1.0 for the period from the date hereof through December 31, 2018, (2) of not greater than 3.5 to 1.0 for the period from January 1, 2019 through December 31, 2019, (3) of not greater than 3.25 to 1.0 for the period from January 1, 2020 through December 31, 2020, and (4) of not greater than 3.0 to 1.0 thereafter; each of the foregoing financial covenants to be determined in accordance with GAAP consistently applied from year to year;

(b)           Pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against Borrower, Borrower's property, or Borrower's income or profits before they become delinquent and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, including, without limitation, trade obligations;

(c)           Maintain, at all times, the insurance coverages and amounts set forth in, and in accordance with the terms and conditions of, the Security Agreement and the applicable Mortgages covering Real Property Collateral owned by Borrower;

(d)           Furnish to Lender:

(i)           Within one hundred twenty (120) calendar days after the end of each of Borrower's and the Consolidated Subsidiaries' fiscal years, commencing with fiscal year 2016, Borrower's and the Consolidated Subsidiaries' consolidated financial statements including Borrower's and the Consolidated Subsidiaries' consolidated balance sheet, statement of income, statement of capital/stockholders' equity, and statement of cash flows.  Each of such financial statements shall set forth in comparative form, the corresponding figures for the preceding fiscal year, all in reasonable detail, including all supporting schedules, comments and notes; shall be audited by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender; shall be accompanied by an unqualified audit opinion/report from Borrower's independent certified public accountants; and shall be prepared in accordance with GAAP consistently applied from year to year, including the fiscal year preceding that for which such statement is being furnished;

(ii)           Within forty-five (45) calendar days after the end of each fiscal quarter of Borrower following the date hereof, the unaudited balance sheet of Borrower and the Consolidated Subsidiaries as at the end of such period and the end of the corresponding period of the preceding fiscal year, and a consolidated statement of income and consolidated statement of cash flows (as applicable) of Borrower and the Consolidated Subsidiaries for the period between the end of the last fiscal year and the end of such period and for the corresponding period of the preceding fiscal year, certified by the chief financial officer of Borrower as fairly presenting the financial position of Borrower and the results of Borrower's and the Consolidated Subsidiaries' operations as at the end of each such period;

(iii)           Concurrently with the delivery of any and all financial statements required by this Agreement, a certificate of the President, Treasurer or Chief Financial Officer of Borrower stating that (xx) to the best of his/her knowledge and belief, all taxes, assessments and charges levied upon Borrower which have become due have been paid, or specifying any such taxes, assessments or charges which have not been paid and stating why they remain unpaid; and (yy) to the best of his/her knowledge and belief, after reviewing each and every financial covenant (both affirmative and negative) of Borrower hereunder, Borrower is in compliance with each of such financial covenants, or specifying each instance of covenant default and/or non-compliance of which the signer has knowledge and setting forth what action has been taken to cure any such default and/or non-compliance;

(iv)           Within forty-five (45) days after the end of each fiscal year of Borrower hereafter, a written forecast/projection of the financial operations of Borrower and the Consolidated Subsidiaries for the current fiscal year, in such form and containing such detail as Lender may reasonably request;

(v)           In the event that Borrower is contemplating an acquisition of all or substantially all of the assets or capital stock of another Person, a proforma covenant compliance certificate demonstrating Borrower's compliance, after giving effect to the contemplated acquisition, with the affirmative and negative covenants set forth herein;

(vi)           Promptly, upon the filing of same with the Securities and Exchange Commission, copies of all annual reports (10-Ks), quarterly reports (10-Qs) and other material statements filed with or issued by the Securities and Exchange Commission; and

(vii)           Promptly upon Lender's request therefor, such other information relating to Borrower and the Consolidated Subsidiaries and Borrower's and the Consolidated

Subsidiaries' affairs as Lender may from time to time reasonably request, including, without limitation, all reports, notices or statements sent to Borrower's shareholders by Borrower;

(e)           Allow Lender by or through any of its officers, agents, attorneys, or accountants designated by it (hereinafter "Examiners"), for the purpose of ascertaining whether or not the Loan Documents are being performed and for the purpose of examining Borrower's and the Consolidated Subsidiaries' respective records, to enter the offices and plants of Borrower and the Consolidated Subsidiaries to examine or inspect the properties, books and financial records of Borrower and the Consolidated Subsidiaries, to make and take away copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts of Borrower and the Consolidated Subsidiaries with Borrower and the Consolidated Subsidiaries all at such reasonable times, upon reasonable prior notice, and as often as Lender may reasonably request.  The Lender and the Examiners shall maintain all information obtained by them in strict confidence and shall not disclose same to any third party (other than to bank regulators or examiners), unless compelled to do so by court order;

(f)           Pay to Lender, on demand, any and all expenses, including attorneys' fees, incurred or expended by Lender in preparation of the Loan Documents, in making or processing the Loans, in the collection or attempted collection of the Obligations and in protecting and/or enforcing the rights of Lender against Borrower under any of the Loan Documents;

(g)           Keep complete and accurate books and records pertaining to the Obligations and Borrower's and the Consolidated Subsidiaries' covenants under this Agreement;

(h)           Comply (and cause each of the Consolidated Subsidiaries to comply) with all laws, ordinances and rules and regulations applicable to Borrower and the Consolidated Subsidiaries of any Federal, state or local government or any instrumentality or agency thereof, including, without limitation, ERISA, the Federal Occupational Safety and Health Act ("OSHA") and Federal, state and municipal laws, ordinances, rules and regulations concerning the environment, including, without limitation, RCRA and CERCLA, except where the failure to comply by Borrower or such Consolidated Subsidiary would not have a material adverse effect on the financial or operating condition of Borrower or such Consolidated Subsidiary when taken as a whole;

(i)           Maintain Borrower's primary domestic operating and deposit accounts with Lender and continue utilizing Lender's cash management system;

(j)           Promptly advise Lender of (i) the happening of an Event of Default or the existence of a state of facts which by the passage of time, the giving of notice, or both, would constitute an Event of Default; and (ii) the occurrence of any action, suit or litigation commenced by or against Borrower or any Consolidated Subsidiary which, if adversely determined, could reasonably be expected to have a material adverse effect on Borrower's or such Consolidated Subsidiary's condition, financial, operating or otherwise;

(k)           Maintain in full force and effect an Interest Rate Swap Contract with Lender for an amount equal to at least fifty percent (50%) of the from time to time outstanding principal balance of the 2017 Term Loan;

(l)           In the event that Borrower’s Leverage Ratio is greater than 3.0 to 1.0 for any year ending December 31st hereafter (commencing with the year ending December 31, 2017), then Borrower shall be required to pay to Lender, in immediately available funds, within one hundred twenty (120) days after the end of such fiscal year of Borrower, an amount equal to twenty-five percent (25%) of Borrower’s and the Consolidated Subsidiaries’ Excess Cash Flow for such fiscal year, which payment shall be applied by Lender to the 2017 Term Loan and treated by Lender as a mandatory principal prepayment of the 2017 Term Loan;

(m)           Maintain Borrower’s corporate existence and good standing in each jurisdiction where Borrower operates and/or conducts business and maintain all licenses, permits and intellectual property rights necessary for the operation of Borrower's business, and cause each Consolidated Subsidiary to maintain its respective corporate/limited liability company existence and good standing in each jurisdiction (including non-U.S. jurisdictions, where applicable) where such Consolidated Subsidiary operates and/or conducts its business and maintain all licenses, permits and intellectual property rights necessary for the operation of its respective business; and

(n)           Within sixty (60) days after the date hereof, Borrower shall take the necessary steps to dissolve the corporate existence of each of Ashtabula Industrial Hardware Co. and Energy Harvesting Company and, once such corporations are dissolved, shall provide Lender with documentation from the Secretary of State of Ohio and Connecticut, as appropriate, evidencing such corporations' dissolution.

6.         NEGATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof until the full payment of the Obligations, unless Lender shall otherwise consent in writing, Borrower shall not:

(a)           Create, incur, assume or suffer to exist any Lien of any kind upon or defect in title to or restriction upon the use of any of Borrower's property or assets of any character, whether owned at the date hereof or hereafter acquired except:

(i)           Liens in favor of Lender pursuant to the terms of the Security Agreement and the applicable Mortgages;

(ii)           Liens arising out of judgments or awards not in excess of the aggregate sum of $500,000.00 in respect of which Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which Borrower shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided Borrower shall have set aside on its books adequate reserves with respect to such judgment or award;

(iii)           Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required in accordance with the provisions of Paragraph 5(b) of this Agreement;

(iv)           Deposits or other Liens to secure payments of workers' compensation, unemployment insurance, old age pensions or other social security obligations;

(v)           Inchoate mechanic's, workmen's, repairmen's, warehousemen's, vendors' or carriers' liens, or other similar Liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such liens;

(vi)           Liens existing on the date hereof (which do not exceed the sum of $100,000.00 in the aggregate), but not the extension of coverage to other property, or the refunding or modification thereof in whole or in part;

(vii)           Liens securing purchase money financing permitted by Paragraph 6(d) below; and

(viii)           Easements, rights of way, encroachments or other title defects with respect to real property which do not materially impair the value or use of such real property;

In addition, Borrower shall not permit any Consolidated Subsidiary to grant or permit any Lien on any of its assets (other than the Lien in favor of Lender pursuant to the applicable Guarantor Security Agreement and/or the applicable Mortgages), and, in particular, Borrower will not encumber its improved commercial real property located at 3000 Milton Avenue in Solvay, New
York, nor permit Eberhard Hardware Manufacturing Limited to encumber its improved commercial real property located at 1523 Bell Mill Road in Tillsonburg, Ontario, Canada;

(b)           Sell, transfer, assign, lease, or otherwise dispose of any of its properties or assets, or change the nature of its business, (i) except for the sale or lease of immaterial assets or properties in the ordinary course of Borrower's business for adequate consideration; and (ii) except for Borrower's arms-length sale of any of its material properties or assets (including the properties or assets of any of its divisions) to an unaffiliated third party for all cash consideration, so long as, contemporaneously with the closing of such sale, Borrower pays to Lender an amount equal to (x) seventy-five percent (75%) of the net cash proceeds of such sale.  Lender shall apply the proceeds of such sale received by it to the outstanding principal balance of the portion of the 2017 Term Loan which is not subject to an Interest Rate Swap Contract until such portion of the 2017 Term Loan is paid in full.  If Lender has excess proceeds from such sale remaining after repaying in full the portion of the 2017 Term Loan which is not subject to an Interest Rate Swap Contract, then, so long as Borrower’s Leverage Ratio is less than 3.0 to 1.0 at such time (based on the most recent quarterly financial statements of Borrower and the Consolidated Subsidiaries and the most recent quarterly covenant compliance certificate submitted by Borrower to Lender, and after giving effect to the reduction in the amount of Funded Debt resulting from the paydown of the 2017 Term Loan) and Borrower demonstrates to Lender's satisfaction that Borrower’s Debt

Service Coverage Ratio will be greater than 1.2 to 1.0 on a pro-forma basis (adjusting for any loss of income resulting from such asset sale), Lender shall remit the amount of such excess sale proceeds to Borrower.  Otherwise, the amount of such remaining excess sale proceeds held by Lender shall either, at Borrower's option:  (A) be applied by Lender to the remaining outstanding principal balance of the 2017 Term Loan; or (B) be held by Lender in a non-interest bearing cash collateral account with Lender as additional security for the Obligations;

(c)           Declare or pay any dividends or make any other distributions on any shares of its capital stock (other than dividends payable solely in such shares), or purchase, redeem, retire or otherwise acquire, directly or indirectly, any such shares; provided, however, that (i) so long as no Event of Default has occurred and is continuing or would result from the payment of such dividends by Borrower, Borrower shall be entitled to declare and make annual cash dividends, payable quarterly, and (ii) so long as no Event of Default has occurred and is continuing or would result from the repurchase or redemption by Borrower of its capital stock, Borrower shall be permitted to repurchase or redeem for cash an amount of up to $2,500,000.00 of its capital stock during fiscal year 2017 and during any fiscal year of Borrower thereafter (it being understood that any and all noncash stock option transactions by Borrower shall be excluded from this covenant);

(d)           Create or assume any obligations for money borrowed from any Person other than Lender in excess of the aggregate sum of $2,000,000.00 at any one time outstanding, and not incur any indebtedness for borrowed money (including purchase money indebtedness) in excess of the sum of $1,000,000.00 in any single transaction without the express prior written consent of Lender;

(e)           Endorse, guaranty, or become surety for the obligations of any third Person, except for the endorsement of checks in the ordinary course of business, and for guaranties of the obligations of any Person (including obligations for borrowed money of any Consolidated Subsidiary, but excluding guaranties of operating leases of any Consolidated Subsidiary) not in excess of the aggregate amount of $500,000.00 at any one time outstanding;

(f)           Make any loans or advances, other than advances, not exceeding $500,000.00 in the aggregate at any one time outstanding, to its directors, officers, shareholders or employees for travel and other minor business expenses in the ordinary course of business;

(g)           Purchase or otherwise acquire any securities except (X) obligations of the United States Government or certificates of deposit issued by a commercial bank having total assets of not less than $50,000,000.00, and an office in the State of Connecticut, provided that the same are pledged to and deposited with the Lender or (Y) securities of third parties the aggregate purchase price of which does not exceed the sum of $1,000,000.00 in any single transaction or for any single issuer of securities, nor exceed the aggregate sum of $3,000,000.00 for all such transactions during the entire term of this Agreement;

(h)           Enter into any transactions of any kind with any of its Affiliates upon terms that are less favorable to Borrower than terms that could be obtained elsewhere on an arm's length basis;

(i)           Enter into any merger or consolidation, or sell all or substantially all of Borrower's assets, or liquidate, dissolve or otherwise terminate or alter Borrower's existence, form or method of conducting Borrower's business;

(j)           Change its corporate name, or conduct its business in a materially different manner, or change its chief executive office or places of business where a material amount of its assets are located or where a material amount of its business operations are performed and/or maintained;

(k)            Acquire, form or dispose of any Consolidated Subsidiaries (other than the disposition of any Consolidated Subsidiary which has ceased business operations and which has assets with a fair market value of less than $1,000,000.00 at such time) or acquire for the sum of $1,000,000.00 or more all or substantially all of the assets of any other Person or any portion of the assets of any other Person which constitutes a division, product line or line of business; and

(l)           Permit any Consolidated Subsidiary to sell, transfer, assign, lease, or otherwise dispose of any of its properties or assets, or change the nature of its business, except in the ordinary course of such Consolidated Subsidiary's business for adequate consideration.

7.         RIGHTS OF LENDER

When the Obligations, or any of them, become immediately due and payable, after the occurrence of an Event of Default, Lender may, pursue any legal remedy available to it to collect the Obligations outstanding at said time, to enforce its rights hereunder, and to enforce any and all other rights or remedies available to it.

8.         DEFAULT PROVISIONS

(a)           The Notes shall forthwith become immediately due and payable, and Borrower's eligibility to request any further advances on account of the Amended and Restated Revolving Credit Loan or to request the issuance of additional Letters of Credit shall automatically terminate, without presentment, protest, demand or notice of any kind, if Borrower or any of the Guarantors becomes insolvent (including in said term either a negative Tangible Net Worth or an inability to pay their respective debts as they mature) or bankrupt, or makes an assignment for the benefit of their respective creditors, or consents to the appointment of a trustee or receiver of all or a substantial part of their respective properties or such appointment is made without their consent, or if bankruptcy, reorganization, arrangement, receivership or liquidation proceedings are instituted by or against Borrower or any of the Guarantors, and any involuntary bankruptcy proceeding is not dismissed within sixty (60) days of the filing of same;

(b)           Lender may, at its option, declare the Notes due and payable whereupon the same shall become due and payable forthwith, without presentment, protest, demand or notice of any kind in any of the following cases:

(i)           If any payment of principal or interest or any other payment required by the Notes or by the terms of any of the Loan Documents shall not be fully paid when demand (to the extent the same is payable on demand) is made for the payment of the same or within ten (10) days after the same shall fall due if payable other than on demand;

(ii)           If any payment of principal or interest or any other payment required by any of the obligations of Borrower or any of the Guarantors for any other money borrowed by Borrower or any of the Guarantors from Lender or for money borrowed by Borrower or any of the Guarantors from any third person in excess of the aggregate sum of $250,000.00 shall not be fully paid when demand is made for the payment of the same (to the extent payable on demand) or when the same shall fall due, or if any of said obligations shall become or be declared in default (and all applicable cure and/or grace periods have expired);

(iii)           If any warranty or representation by Borrower or any of the Guarantors contained in the Loan Documents or in any statement furnished by Borrower or any of the Guarantors to Lender proves incorrect in any material respect;

(iv)           If default exists in the due observance of any of the covenants or agreements of Borrower or any of the Guarantors set forth in any of the Loan Documents;

(v)           If a final unappealable judgment (not covered by insurance) in an amount in excess of $250,000.00 is entered against Borrower or any of the Guarantors and remains unsatisfied for a period of thirty (30) calendar days;

(vi)           If Borrower or any of the Guarantors is voluntarily or involuntarily dissolved, or take any action to effect a dissolution, ceases to conduct business;

(vii)           If the Liens granted by Borrower to Lender in the Collateral pursuant to the Security Agreement or the Liens granted by Borrower to Lender in the Real Property Collateral owned by it pursuant to the applicable Mortgages shall cease to be continuing first priority Liens, or if an Event of Default shall occur under the terms of the Security Agreement or under any such applicable Mortgage;

(viii)           If any Guaranty shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Guaranty shall be challenged or denied by any Guarantor, if the Liens granted by any Guarantor to Lender in the Collateral covered by any Guarantor Security Agreement or the Liens granted by any Guarantor to Lender in the Real Property Collateral owned by such Guarantor pursuant to a Mortgage shall cease to be continuing first priority Liens, or if an Event of Default occurs under any Guarantor Security Agreement or under any applicable Mortgage;

(ix)           If Borrower suffers a net loss on a consolidated basis, as determined in accordance with GAAP consistently applied, in any three (3) consecutive fiscal quarters; or

(x)           If any "Change in Control" (as defined below) occurs.  As used herein, the term "Change in Control" shall mean the happening of any of the following:

(A)           When any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than Borrower or any Affiliate of Borrower, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Borrower representing more than twenty percent (20.0%) of the combined voting power of either (I) the then outstanding shares of common stock of Borrower (the "Outstanding Common Stock") or (II) the then outstanding voting securities of Borrower entitled to vote generally in the election of directors (the "Voting Securities"); or

(B)           Individuals who, at the beginning of any twenty-four (24) month period, constitute the Directors of Borrower (the "Incumbent Board") cease for any reason to constitute at least a majority of the Directors or cease to be able to exercise the powers of the majority of the Board of Directors, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by Borrower's stockholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of Borrower (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(C)           Consummation by Borrower of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals or entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

(D)           Consummation of a complete liquidation or dissolution of Borrower or sale or other disposition of all or substantially all of the assets of Borrower other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

Notwithstanding the foregoing, an Event of Default shall not occur hereunder if any one of the foregoing Events of Default involves a Guarantor whose assets, on a consolidated basis, do not represent ten percent (10.0%) or more of the consolidated assets of Borrower and the Consolidated Subsidiaries as of the date that such Event of Default occurs.

9.         SET-OFF

Borrower and each Guarantor hereby grants to Lender, a Lien and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any Affiliate of Lender, or in transit to any of them.  At any time after the occurrence of and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL WHICH SECURES THE CREDIT FACILITIES AND ANY INTEREST RATE SWAP CONTRACT, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.         INDEMNITY

(a)            In consideration of Lender's execution and delivery of this Agreement and Lender's making the Credit Facilities available to Borrower hereunder and in addition to all other Obligations of Borrower to Lender under this Agreement, Borrower hereby agrees to defend, protect, indemnify and hold harmless Lender, its successors, assigns, officers, directors, employees and agents (including, without limitation, those retained by Lender in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnified Parties" and individually an "Indemnified Party") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnified Party is a party to any action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements as and when incurred, except for those arising out of the Indemnified Parties' own gross negligence or willful misconduct (the "Indemnifiable Liabilities") by the Indemnified Party or any of them as a result of, or arising out of, or relating to (i) the execution, delivery, performance or enforcement of this Agreement and the other Loan Documents and any instrument, document or agreement executed pursuant hereto to any of the Indemnified Parties; (ii) Lender's status as lender to, or creditor of, Borrower; or (iii) the operation of Borrower's business from and after the date hereof, including, without limitation, those arising under any Environmental Laws.  To the extent that the foregoing undertaking by Borrower may be unenforceable for any reason, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnifiable Liabilities which is permissible under applicable law.

(b)           Borrower hereby covenants and agrees at all times to indemnify, hold harmless and defend the Indemnified Parties, whether as secured party in possession or as successor in interest to Borrower as owner of any Collateral or Real Property Collateral, by virtue of any action taken by Lender pursuant to the Loan Documents, the Uniform Commercial Code or otherwise from and against any and all liabilities, losses, damages, costs, expenses, penalties, fines, causes of action, suits, claims, demands or judgments, including without limitation, attorneys' fees and expenses, suffered or incurred in connection with:  (i) the Environmental Laws including without limitation, liens or claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under the Environmental Laws or any other federal, state or municipal law or regulation; (ii) any spill or contamination affecting the Collateral or the Real Property Collateral, including, without limitation, any hazardous substances or other waste-like or toxic substances located on, under, emanating from or relating to the property where any of the Collateral or the Real Property Collateral is located from and on and after the date hereof or any portion thereof or any property contiguous to the property where any of the Collateral or the Real Property Collateral is located from and after the date hereof, and including, without limitation, any loss of value of the property as a result of any such spill or contamination; and (iii) the direct or indirect installation, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any hazardous substances, on, under or about the property where any of the Collateral or the Real Property Collateral is located or any portion thereof, from and including all consequential damages, the costs of any required or necessary repair, cleanup or detoxification, and the costs of the preparation and implementation of any closure, remedial or other required plans; provided, however, that Borrower shall have no obligation to indemnify the Indemnified Parties under this Paragraph 10 for claims or losses resulting solely from the Indemnified Parties' own willful misconduct or negligent action while on the property where any of the Collateral or Real Property Collateral is located.  Further, the mere fact that such Indemnified Party has been declared an "owner" or "operator" (as such term is defined in any Environmental Law) resulting from the such Indemnified Party having taken possession of any of the collateral (without any negligence on the part of such Indemnified Party) shall not exonerate Borrower from any claim by such Indemnified Party seeking such indemnification.

(c)           In addition to the foregoing, as additional collateral security for the Obligations, Borrower hereby assigns to Lender all of Borrower's rights to indemnification in connection with the Velvac Holdings Acquisition pursuant to the terms and conditions of the Velvac Holdings Stock Purchase Agreement, including, without limitation, all of Borrower's rights, privileges and causes of action under the R&W Insurance Policy and all of Borrower's rights, title and interests in and to any indemnity escrow account established for the benefit of Borrower under the terms of the Velvac Holdings Stock Purchase Agreement.  In connection with such assignment, Borrower shall cause the insurance company issuing the R&W Insurance Policy to issue a written endorsement to such R&W Insurance Policy in favor of Lender, in form and substance acceptable to Lender and its legal counsel, naming Lender (and its successors and assigns) as beneficiary and loss-payee of the R&W Insurance Policy.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have and be entitled to exercise any and all rights and powers inuring to Borrower under the Velvac Holdings Stock Purchase Agreement and the R&W Insurance Policy, including with respect to indemnification rights or the escrow account under the terms of the Velvac Holdings Stock Purchase Agreement.

11.         CROSS-COLLATERALIZATION AND CROSS-DEFAULT

Borrower hereby acknowledges and agrees that all of the Collateral described in the Security Agreement and the real and personal property collateral covered by the Mortgages executed by Borrower in favor of Lender shall secure all of the Credit Facilities and Borrower's indebtedness to Lender under any Interest Rate Swap Contract, and that the personal property collateral covered by the Guarantor Security Agreements and the real and personal property collateral covered by the Mortgages executed by one or more of the Consolidated Subsidiaries in favor of Lender shall likewise secure all of the Credit Facilities and Borrower's indebtedness to Lender under any Interest Rate Swap Contract.  Borrower further hereby acknowledges and agrees that the occurrence of a default or an Event of Default under any one of the Loan Documents shall constitute an Event of Default hereunder and under each of the other Loan Documents.

12.         GENERAL PROVISIONS

(a)           No delay or failure of Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges;

(b)           This Agreement, the security interests and Liens granted to Lender by Borrower under the Loan Documents and every representation, warranty, covenant, promise and other term contained herein and in the other Loan Documents shall survive until the Obligations have been paid in full;

(c)           This Agreement is an integrated document, contains a complete statement of all arrangements between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, between such parties concerning its subject matter.  This Agreement shall not be varied by parol evidence;

(d)           THIS AGREEMENT IS MADE, EXECUTED AND DELIVERED IN THE STATE OF CONNECTICUT, AND IT IS THE SPECIFIC DESIRE AND INTENTION OF THE PARTIES THAT IT SHALL IN ALL RESPECTS BE CONSTRUED UNDER THE LAWS OF THE STATE OF CONNECTICUT;

(e)           All agreements between Borrower, the Guarantors and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of Connecticut from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower, the Guarantors and Lender;

(f)           Upon receipt by Borrower of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of either of the Notes or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor;

(g)           The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof;

(h)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Lender and any such attempted assignment without such consent shall be null and void;

(i)           TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  BORROWER ACKNOWLEDGES THAT LENDER IS RELYING ON THE FOREGOING WAIVER IN ENTERING INTO THIS TRANSACTION;

(j)           BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY WAIVES ITS RIGHTS TO: (1) NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, AND (2) REQUEST THAT LENDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY LENDER BY VIRTUE OF ANY DEFAULT OR PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, BORROWER FURTHER EXPRESSLY WAIVES DILIGENCE, DEMAND, PRESENTMENT, PROTEST, NOTICE OF NONPAYMENT OR PROTEST, NOTICE OF THE ACCEPTANCE OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, NOTICE OF ANY OTHER ACTION TAKEN IN RELIANCE HEREON AND ALL OTHER DEMANDS AND NOTICES OF ANY DESCRIPTION IN CONNECTION WITH THIS AGREEMENT (OTHER THAN THE NOTICES SPECIFICALLY REQUIRED BY THIS AGREEMENT) OR THE OTHER LOAN DOCUMENTS, ANY OF THE OBLIGATIONS OR OTHERWISE;

(k)           BORROWER ACKNOWLEDGES THAT IT MAKES THE WAIVERS SET FORTH IN SUBPARAGRAPHS (i) AND (j) OF THIS PARAGRAPH 12 KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THOSE WAIVERS WITH ITS ATTORNEYS.  BORROWER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO BORROWER THAT THE PROVISIONS OF SUBPARAGRAPHS (i) AND (j) OF THIS PARAGRAPH 12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES; and

(l)           This Agreement may be executed and delivered in any number of counterparts.  Each counterpart shall constitute an original, but all counterparts together shall constitute but one and the same agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

BORROWER:

THE EASTERN COMPANY

By:/s/Gene A. Finelli
Gene A. Finelli
Its Treasurer
Duly Authorized

LENDER:

PEOPLE'S UNITED BANK, NATIONAL ASSOCIATION

By:/s/Kevin J. Dolan
Kevin J. Dolan
Its Senior Commercial Loan Officer, SVP

[Signature Page to Amended and Restated Loan Agreement]

40